Exhibit 10.2

CVS Ferrari Sri

Head Offices in Cadeo (PC), La Favorita

Messers

CVS – Costruzione Veicoli Speciali S.p.A

In Liquidazione e Concordato Preventivo

Via Emilia 20/22

Cadeo (PC) Fraz Roveleto

Piacenza 11 February 20011

Gentlemen,

we make reference to the Renatal of Business Agreement executed between us on the 29 of June 2010 ( hereinafter the “Agreement”).

As discussed and agreed art. 15 of the Agreement has to be modified and amended as per following proposal:

1)   Please substitute and change the firs paragraph of said art. 15 with the following wording: “CVS Ferrari Sri undertake and commit itself to purchase all the company assets subject of this Agreement ( inclusive of all the drawings, design, calculations, data sheet, production model and instructions, manuals, software and hardware, relevant to the production of all the mechanic, electric and electronic components of all the CVS production machines) for the overall amount of 2.800.000,00 without the deduction of the rental fee paid as of today andr to be paid up to the closing date. This amount will be inclusive of fixed assets and fixtures up to the maximum value of 1.200.000,00 to be selected from the list of which the relevant summary it’s attached to this letter. The overall amount of 2.800.000,00 will be paid in 36 months by 6 months instalments, paid in advance, without interest (interest free) and will be secured with the existing Bank Guarantee that before its expiring date will be extended up to the date of payment of the last instalment. Cvs Ferrari SrL will deposit as caution deposit the amount of 200.000,00 that will be returned at the date of execution of the payment of the first instalment, or at CVS Ferrari Srl option could be accounted as partial payment of the first instalment.”

All the above is subject and under the condition precedent of (i) the final approval of the Concordato Preventivo Procedure by CVS’ creditors (Omologazione del Concordato) and (ii) the final and definitive purchase of all the CVS’ company assets by CVS Ferrari Srl.

As discussed and agreed art. 17 of the Agreement has to be modified and amended as per following proposal:

2)   Please substitute and change art. 17 with the following wording:

“at the end of the rental period of the real estate properties of la Favorite CVS Ferrari Srl undertake and commit itself to buy them (and all the fixed equipments existing and necessary for the production activity) at the price of 9.200.000,00 subject to financing of 75% of the purchase price at market conditions. Up to the date of 30 of June 2014 the rental fee of la Favorite plant will remain fix at 360.000,00 per year”

It is expressly agreed that for all and everything not be expressly modified by this letter the original provision of the Agreement will remain valid and effective between the Parties. This letter is an amendment of the Agreement and form an integral part of the same. This letter does not produce any novation effect of both the Agreement and the origina obligation of the Parties (as dfined in the Agreement). This letter is ruled and under the Italian Law: For any controversy claim or dispute that could be arise from the interpretation, execution and fulfilment of this letter will be exclusively competent the Piacenza Court.

This letter is subject to the final approval of CVS Ferrari’s Board of Directors.

Exhibit 10.2 - Page 1

If you are in agreement with this proposal, please sign this letter for receipt and acceptance of all its content.

Best Regards.

CVS Ferrari Srl

Stefano Mercati

For Acceptance

CVS SpA

Giuseppe Ferrari

Exhibit 10.2 - Page 2